Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of The Graystone Company, Inc. of our report dated April 12, 2012, with respect to its balance sheet as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended to be included in this Annual Report.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
May 29, 2012
Date